Exhibit 99.1

Cell Therapeutics, Inc. Making cancer more treatable

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. Takes Corrective Actions in Response to Nasdaq Determination

Oct. 18, 2006 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and MTAX: CTIC) (the “Company”) today announced that it had received a Deficiency Letter (the “Letter”) from Nasdaq indicating that the Company’s recently completed registered offering of common stock and warrants did not comply with the shareholder approval requirements set forth in Nasdaq Marketplace Rule 4350(i)(1)(D). Nasdaq staff verbally notified the Company of such noncompliance on October 12, 2006, and, in response to this verbal notification, the Company took action to cure the deficiency by agreeing to repurchase a number of shares and warrants issued in that offering, thereby reducing the number below the 20% threshold specified in Nasdaq Marketplace Rule 4350(i)(1)(D). The Company has agreed to repurchase 1,094,000 shares for an aggregate price of $1,892,620 and warrants to purchase 5,660,352 shares for an aggregate price of approximately $1,132,071. The Letter confirms that, subject to the public announcement requirements of Nasdaq Marketplace Rule 4803(a), the Company has regained compliance with Nasdaq Marketplace Rule 4350(i)(1)(D) and the matter is now closed.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.cticseattle.com.

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Media Contact:

Cell Therapeutics, Inc.

Dan Eramian

T: 206.272.4343

Susan Callahan

T: 206.272.4472

F: 206.272.4434

E: media@ctiseattle.com

www.cticseattle.com/media.htm

Investors Contact:

Cell Therapeutics, Inc.

Leah Grant

T: 206.282.7100

F: 206.272.4434

E: invest@ctiseattle.com

www.cticseattle.com/investors.htm

www.cticseattle.com